Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RPM International Inc. 2014 Omnibus Equity and Incentive Plan of our reports dated August 14, 2014, with respect to the consolidated financial statements of RPM International Inc. and the effectiveness of internal control over financial reporting of RPM International Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended May 31, 2014, and the financial statement schedule of RPM International Inc. included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

April 14, 2015